Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), made and entered into as of September 15, 2025, is by and among (1) TULP 24.1, LLC, a Delaware limited liability company (“Bloomia Acquisition”, together with each other Person joined to the Credit Agreement (as defined below) as a borrower from time to time, each, a “Borrower”, and collectively, the “Borrowers”), (2) LENDWAY, INC., a Delaware corporation (the “Parent Guarantor”), as a Guarantor, (3) TULIPA ACQUISITIE HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands (“Tulipa”), as a Guarantor, (4) BLOOMIA, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands (“Bloomia”), as a Guarantor, (5) FRESH TULIPS USA, LLC, a Virginia limited liability company (“Fresh Tulips”), as a Guarantor, (6) each other Person (if any) from time to time party to the Credit Agreement (as defined below) as a Guarantor, (7) the lenders that are signatories to the Credit Agreement (as defined below) (individually, each a “Lender” and collectively, the “Lenders”) and (8) Associated Bank, N.A., a national banking association, one of the Lenders, as agent for the Lenders (in such capacity, the “Agent”).

RECITALS

1.The Agent, the Lenders and the Borrowers and the Guarantors entered into that certain Credit Agreement dated as of February 20, 2024 (as amended that certain First Amendment to Credit Agreement dated as of October 16, 2024 and as further amended, restated or otherwise modified from time to time, the “Credit Agreement”).

2.The Borrowers desire to amend certain provisions of the Credit Agreement, and the Agent has agreed to make such amendments, subject to the terms and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree to be bound as follows:

Section 1.Capitalized Terms. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Credit Agreement, unless the context otherwise requires.
Section 2.Amendments. The Credit Agreement is hereby amended as follows:
2.1Defined Terms. Section 1.1 of the Credit Agreement is amended by adding (as to new defined terms) or amending and restating (as to existing defined terms) the following defined terms in the appropriate alphabetical order:

“Applicable Margin”: For any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Senior Cash Flow Leverage Ratio measured as of the last day of each fiscal quarter):

Tier	Senior Cash Flow Leverage Ratio	Applicable Margin
I	Less than 3.00 to 1.00	3.00%
II	Less than 4.00 to 1.00 but greater than or equal to 3.00 to 1.00	3.50%
III	Greater than or equal to 4.00 to 1.00	4.00%

Any increase or decrease in the Applicable Margin resulting from a change in the Senior Cash Flow Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.1(d) for the relevant fiscal quarter; provided, however, (a) the Borrowers shall provide notice to the Agent of any change in the Applicable Margin, and (b) that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, the highest rate set forth in each column of the Applicable Margin, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered. In addition, at all times when the rate of interest is determined, at the option of the Required Lenders, pursuant to Section 2.4(b), the highest rate set forth in each column of the Applicable Margin shall apply.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers and their Subsidiaries or for any other reason, the Borrowers, or the Lenders determine that (i) the Senior Cash Flow Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Senior Cash Flow Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders or the Agent (in its capacity as issuer of the Letters of Credit under this Agreement, or any successor to the Agent in such capacity), as the case may be, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.

This paragraph shall not limit the rights of the Agent or any Lender, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the rate of interest determined under Section 2.4(b). The Borrower’s obligations under this paragraph shall survive the termination of the obligation of the Lenders to make Revolving Loans and the repayment of all other Obligations hereunder.

The initial Applicable Margin shall be set forth in Tier I until the first Business Day immediately following the date a Compliance Certificate is delivered to the Agent pursuant to Section 5.1(d) for the fiscal quarter ending on or about September 30, 2025. Any adjustment in the Applicable Margin shall be applicable to all Loans and Letters of Credit then existing or subsequently made or issued.

“Revolving Commitment Amount”: With respect to a Lender, the amount set opposite such Lender’s name on Schedule 1.1(a) hereto or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement; provided that the Revolving Commitment Amount shall be temporarily increased to be the amount set opposite such Lender’s name on Exhibit A attached to the Second Amendment starting from the Second Amendment Effective Date to April 30, 2026 (the “Temporarily Increased Revolving Commitments”).

“Second Amendment”: That certain Second Amendment to Credit Agreement dated as of September 15, 2025.

“Second Amendment Effective Date”: September 15, 2025.

2.2Revolving Credit Temporary Overadvance. Section 2.1(a) of the Credit Agreement is amended and restated in its entirety to read as follows:
(a)Revolving Credit. A revolving credit facility available as loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, provided, that no Revolving Loan will be made in any amount that, after giving effect thereto, would cause the Total Revolving Outstandings to exceed the lesser of (i) the Aggregate Revolving Commitment Amounts and (ii) the Borrowing Base; provided, further, that only for the period from August 31, 2025 to September 30, 2025, Revolving Loan may be made in any amount as long as the Total Revolving Outstandings does not exceed the Aggregate Revolving Commitment Amounts. Revolving Loans hereunder shall be made by the several Lenders ratably in the proportion of their respective Revolving Commitments Amounts.
2.3Parent Equity Contribution. Article V of the Credit Agreement is amended by adding a new Section 5.17 to the end thereof to read as follows:

Section 5.17Parent Equity Contribution. By September 30, 2025, the Parent shall make a permanent cash equity contribution to Bloomia Acquisition in an amount not less than $4,000,000.

2.4Senior Cash Flow Leverage Ratio. Section 6.18 of the Credit Agreement is amended and restated in its entirety to read as follows:

Section 6.18Senior Cash Flow Leverage Ratio. Commencing on September 30, 2025, the Borrowers will not permit the Senior Cash Flow Leverage Ratio to be more than (a) 4.75 to 1.00 as of the last day of the fiscal quarters ending on or about September 30, 2025 and December 31, 2025, (b) 4.50 to 1.00 as of the last day of the fiscal quarters ending on or about March 31, 2026, (c) 3.00 to 1.00 as of the last day of the fiscal quarters ending on or about June 30, 2026 and September 30, 2026, (d) 2.75 to 1.00 as of the last day of the fiscal quarters ending on or about December 31, 2026, (e) 2.50 to 1.00 as of the last day of the fiscal quarters ending on or about December 31, 2027, and (f) 2.25 to 1.00 as of the last day of the fiscal quarters ending on or about December 31, 2028 and the last day of each fiscal quarter ending thereafter.

2.5Eligible Inventory. The definition of “Eligible Inventory” on Exhibit A to the Credit Agreement is amended and restated in its entirety to read as follows, starting from August 31, 2025 to April 30, 2026:

“Eligible Inventory”: all inventory held by the Borrowers and their Subsidiaries (excluding work in process and supplies) and which:

(a)	is subject to a perfected, first priority security interest in favor of the Agent free and clear of all other Liens other than Permitted Liens; provided that the Agent may consider such inventory constitutes Foreign Collateral the security interest over which may not be perfected as eligible in the Agent’s sole discretion and, without limiting the generality of Section 5.11, reserves the right to require any Loan Party take necessary steps at the sole cost and expense of such Loan Party from time to time to perfect and maintain the validity, effectiveness and priority of any security interest over such inventory in any applicable jurisdiction;
(b)	is located at one of the Borrowers or their Subsidiaries’ business locations in the United States set forth in the US Security Agreement or in the Netherlands as set forth in the Netherlands Security Documents;
(c)	is not so identified to a contract to sell that it is evidenced by an account;
(d)	is of good and merchantable quality free from any defects which would affect the market value thereof;
(e)	is not, as reasonably determined by the Agent, nonsaleable in the ordinary course of the Borrowers’ or their Subsidiary’s business;
(f)	is insured against loss or damage in accordance with the provisions of the US Security Agreement or the Netherlands Security Documents (as applicable);
(g)	is not subject to or covered by a negotiable document of title, including, without limitation, negotiable warehouse receipts and negotiable bills of lading; and

(h)is not a product that has been discontinued by the manufacturer or by the vendor from which the Borrowers or such Subsidiary purchased such inventory;

provided, that the Agent shall, notwithstanding the foregoing, have the right, in the reasonable exercise of its Permitted Discretion, to establish reserves against the aggregate amount of Eligible Inventory.

2.6Borrowing Base Certificate. The Form of Borrowing Base Certificate on Exhibit B to the Credit Agreement is amended by replacing the reference to “$6,000,000” with reference to “$10,000,000 from the Second Amendment Effective Date to April 30, 2026, and $6,000,000 at any other time.”
Section 3.Effectiveness of Amendment. The amendments set forth in this Amendment shall become effective as of the Second Amendment Effective Date and upon delivery by the Borrowers and the Guarantors of, and compliance by the Borrowers and Guarantors with, the following:

3.1This Amendment duly executed by the Borrowers and the Guarantors.
3.2A certificate of the Secretary (or other appropriate officer) of each of the Parent Guarantor and the Borrowers, dated as of the date of this Amendment and certifying (a) as to no changes to the resolutions of such Person delivered to the Agent on the Closing Date and a true and accurate copy of the resolutions of the Parent Guarantor dated as of the Second Amendment Effective Date, which resolutions authorize the execution, delivery and performance of this Amendment and the other Amendment Documents; (b) as to the incumbency, names, titles and signatures of the officers of such Person authorized to execute the Amendment Documents; and (c) that the articles of organization (or other similar document) or bylaws (or the equivalent) of such Person that were previously certified by such Person to the Agent on or about the Closing Date have not been modified and are in fully force and effect or, if such documents have been modified, such documents have been attached thereto.
3.3The Borrowers shall have satisfied such other conditions as specified by the Agent, including payment of all unpaid legal fees and other fees and expenses incurred by the Agent through the date of this Amendment, in connection with the Credit Agreement and the other Loan Documents.
Section 4.Representations, Warranties, Authority, No Adverse Claim.
4.1Reassertion of Representations and Warranties, No Default. Each of the Borrowers hereby represents that, immediately after giving effect to this Amendment, (a) all of the representations and warranties in the Credit Agreement are true, correct, and complete in all respects as of the date hereof as though made on and as of such date, except for changes permitted by the terms of the Credit Agreement and except to the extent that such representations and warranties relate solely to an earlier date (in which case they were true and correct in all material respects as of such earlier date), and (b) there will exist no Default or Event of Default under the Credit Agreement as amended by this Amendment.
4.2Authority, No Conflict, No Consent Required. Each of the Borrowers represents and warrants that it has the power, legal right, and authority to enter into this Amendment and any and all agreements, documents and instruments executed, delivered or filed pursuant to this Amendment (collectively, the “Amendment Documents”) and has duly authorized as appropriate the execution and delivery of the Amendment Documents and other agreements and documents executed and delivered by the Borrowers in connection therewith by proper organizational action, and none of the Amendment Documents or the agreements therein contravenes or constitutes a default under any agreement, instrument, or indenture to which any Borrower is a party or a signatory, any provision of any organizational document of any Borrower, or any other agreement or requirement of law, or results in the imposition of any Lien on any property of any Borrower under any agreement binding on or applicable to any Borrower or any of its property except, if any, in favor of the Agent. Each of the Borrowers represents and warrants that no consent, approval, or authorization of or registration or declaration with any Person, including but not limited to any governmental authority, is required in connection with such Borrower’s execution and delivery of the Amendment Documents or other agreements and documents executed and delivered by such Borrower in connection therewith or the performance of such Borrower’s obligations therein described, except for those that the Borrowers have obtained or provided and as to which the Borrowers have delivered certified copies of documents evidencing each such action to the Agent.
Section 5.Affirmation of Credit Agreement, Further References, Affirmation of Security Interest. The Lenders, the Agent, the Borrowers and the Guarantors each agree that each Amendment Document constitutes a Loan Agreement. The Lenders, the Agent, the Borrowers and the Guarantors each acknowledge and affirm that the Credit Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Credit Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect. All references in any document or instrument to the Credit Agreement are hereby amended and shall refer to the Credit Agreement as amended by this Amendment. Each of the Borrowers and the Guarantors confirms to the Lenders and the Agent that (a) that the Obligations are and continue to be secured by the security interest granted by the Borrowers and the Guarantors party thereto in favor of the Agent and the Lenders under the Security Documents; and (b) any and all of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties and covenants of the Borrowers and the Guarantors under any and all documents and agreements entered into with respect to the obligations under the Credit Agreement and any other Loan Documents are incorporated herein by reference and are hereby ratified and affirmed in all respects by the Borrowers and the Guarantors.
Section 6.Legal Expenses. As provided in Section 9.2 of the Credit Agreement, the Borrowers agree to pay or reimburse the Agent, upon execution of this Amendment, for all reasonable out-of-pocket expenses paid or incurred by the Agent, including filing and recording costs and fees, charges and disbursements of outside counsel to the Agent, in connection with the negotiation, preparation, execution, collection and enforcement of the Amendment Documents and all other documents negotiated, prepared and executed in connection with the Amendment Documents, and in enforcing the obligations of the Borrowers under the Amendment Documents, and to pay and save the Agent harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Amendment Documents, which obligations of the Borrowers shall survive any termination of the Credit Agreement.
Section 7.Merger and Integration, Superseding Effect. This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto and supersedes and has merged into this Amendment all prior oral and written agreements on the same subjects by and between the parties hereto with the effect that this Amendment, shall control with respect to the specific subjects hereof and thereof.
Section 8.Successors. The Amendment Documents shall be binding upon the Borrowers, the Guarantors, the Lenders, and the Agent, and their respective successors and assigns and shall inure to the benefit of the Borrowers, the Guarantors, the Lenders, and the Agent’s successors and assigns.
Section 9.Headings. The headings of various sections of this Amendment are for reference only and shall not be deemed to be a part of this Amendment.

Section 10.Section 10. Counterparts. The Amendment Documents may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document.
Section 11.Governing Law. THE AMENDMENT DOCUMENTS SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS, THEIR HOLDING COMPANIES, AND THEIR AFFILIATES.
Section 12.General Release, Etc.Each of the Borrowers and the Guarantors acknowledges and agrees that each of the Lenders has fully performed all of its obligations under the Credit Agreement and each of the other Loan Documents and all actions previously taken by each of the Lenders are reasonable and appropriate under the circumstances and within its rights under the Credit Agreement and each of the other Loan Documents. The Borrowers and the Guarantors represent and warrant that they are not aware of any claims or causes of action against the Agent or any Lender or any of their respective affiliates, or their respective successors or assigns, and that they have no defenses, offsets or counterclaims with respect to any Indebtedness owed by the Borrowers to the Agent or any Lender. Notwithstanding this representation and as further consideration for the agreements and understandings herein, each of the Borrowers and the Guarantors, on behalf of themselves and their employees, agents, executors, heirs, successors and assigns, do hereby release the Agent and each Lender, its predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns, from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, arising from or in any way related to the Loan Documents or the business relationship between any of the Borrowers or the Guarantors and the Agent or any Lender, and any claims asserted or which could have been asserted by any of the Borrowers or the Guarantors in connection with the Obligations, the Loan Documents, or this Amendment. Each of the Borrowers and the Guarantors understands, acknowledges and agrees that this release may be pled as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of the release, and that no fact, event, circumstance, evidence or transaction which could now be asserted or which may later be discovered will affect in any way the final and unconditional nature of the release. This release constitutes a material inducement on the part of the Agent and the Lenders to enter into this Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

BORROWER:

TULP 24.1, LLC, as a Borrower

By: /s/ Elizabeth McShane

Name: Elizabeth E. McShane

Title: Chief Financial Officer

GUARANTORS:

LENDWAY, INC., as Parent Guarantor

By: /s/ Elizabeth McShane

Name: Elizabeth E. McShane

Title: Chief Financial Officer

TULIPA ACQUISITIE HOLDING B.V., as a Guarantor

By: /s/ Elizabeth McShane

Name: Elizabeth McShane

Title: Director

BLOOMIA B.V., as a Guarantor

By: /s/ Elizabeth McShane

Name: Elizabeth McShane

Title: Director

FRESH TULIPS USA, LLC, as a Guarantor

By: /s/ Werner Jansen

Name: Werner F. Jansen

[Signature Page to Second Amendment to Credit Agreement (Bloomia)]

Title: Chief Executive Officer

ASSOCIATED BANK, NATIONAL

ASSOCIATION, as Agent and as a Lender

By: /s/ Nicholas G. Myers

Name: Nicholas G. Myers

Title:  Senior Vice President

[Signature Page to Second Amendment to Credit Agreement (Bloomia)]

EXHIBIT A

REVOLVING COMMITMENTS

Lender	Revolving Commitment
Associated Bank, N.A.	$10,000,000